Exhibit 99.1

Capital City Energy Group, Inc. Continues to Expand Reserve Base through the acquisition of
Interests in 31 Oil and Natural Gas Wells for more than 1.4 million dollars

COLUMBUS, Ohio--(BUSINESS WIRE)--Capital City Energy Group Inc. (OTCBB: CETG - News) announced today that it has expanded  its reserve base through the strategic acquisition of interests in thirty-one (31) oil and natural gas wells located in five different Basins in the continental United States that have generated significant amounts of oil and gas production.  Capital City purchased the interests in the thirty-one (31) wells for $1,466,988, which are operated by numerous producers.  Eighteen (18) of the wells are located in the Gulf Coast Basin, six (6) wells are located in the Denver-Julesberg Basin, three (3) wells are located in the prolific Barnett Shale in the Ft. Worth Basin, three (3) wells are located in the Arkoma Basin and one (1) well is located in the Appalachian Basin.

“Our acquisition of interests in these 5 basins reflects the execution of our strategic plan to develop a diversified portfolio of low-risk oil and natural gas properties. We will continue to seek investment opportunities that represent attractive ways to generate cash flow for our shareholders and will continue to aggressively purchase interests in oil and natural gas wells while the commodity prices remain low” said Timothy Crawford, CEO of Capital City Energy Group.

About Capital City Energy Group, Inc.

Based in Columbus, Ohio, Capital City is a diversified oil and natural gas company with three separate divisions. Capital City is evolving from being an innovative leader in the design, management and sponsorship of retail and institutional direct participation energy programs to become one of the few vertically integrated independent oil & natural gas companies. Their strategy is to continue to grow a portfolio of core areas which provide growth opportunities through grass-roots drilling, operating, service companies, acquisitions and fund management.

"Investing in America's Energy Future"

Visit Capital City Energy Group at www.capcityenergy.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of our officers and directors during presentations about our energy funds, along with Capital City Energy Group's filings with the Securities and Exchange Commission, including the Company's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-KSB, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "could", "might", "believes", "seeks", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by the Company's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Capital City Energy Group, its technology, economic and market factors and the industries in which the Company does business, among other things. These statements are not guarantees of future performance and Capital City Energy Group, Inc. undertakes no specific obligation or intention to update these statements after the date of this release.